UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2006

SOUTHERN COPPER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14066	13-3849074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2575 East Camelback Road, Phoenix, Arizona 85016

(Address of Principal Executive Offices) (Zip Code)

(602) 977-6595

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Grupo Mexico, S.A. de C.V., (“Grupo Mexico”), the indirect parent company of Southern Copper Corporation, reported on February 21, 2006 that the Chairman of the Board of Grupo Mexico, Mr. German Larrea Mota-Velasco, confirmed that the absolute priority of its subsidiary Minera Mexico, S. A. de C. V. (“Minera Mexico”) is to rescue the workers trapped at the Pasta de Conchos coal mine and the care of their families.

Mr. Larrea confirmed that, since the earliest hours of Sunday, the President of Minera Mexico, Engineer Xavier Garcia de Quevedo, and a group of his best technicians have been at the mine site directing the rescue efforts.  Minera Mexico has also contracted the specialized services of the best international technical experts in rescue operations to deal with rescues as challenging as the one confronting Minera Mexico.  Rescuers to date have progressed more than half a kilometer in the zone of the principal cave-in and it is known that there are other cave-ins, which must be overcome.

Mr. Larrea said: “I confirm that no effort or resource shall be spared in the rescue efforts of our miners.  Their families must have absolute confidence that we are making maximum efforts to rescue the workers and that in no case or event the company will leave them unprotected.”

Grupo Mexico thanks the Federal Government for the support given directly through the Labor Secretary, Mr. Javier Salazar, the support of the Mexican Army, other sister companies, and the leadership and care of Governor Mr. Humberto Moreira.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Southern Copper Corporation

	By:	/s/ Armando Ortega Gómez
Armando Ortega Gómez
	Its:	Vice President, Legal, General Counsel and Secretary
Date: February 21, 2006